Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

January 14, 2011

Radiant Oil & Gas, Inc

9700 Richmond Ave, STE 124

Houston, TX 77042

Attn: Board of Directors:

To Whom It May Concern:

Mire & Associates hereby consents to the use of its name and the information from its report dated November 30, 2010 regarding its estimates of reserves and future net revenues from the production and sale of those reserves of Radiant Oil & Gas for the year ended December 31, 2009 in this Current Report filed on Form 8-K/A.

Sincerely,

/s/ Kurt Mire

Kurt Mire

Petroleum Consultant